Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-289869

2,463,601 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 1

OCTOBER 6, 2025

(To Prospectus dated September 4, 2025)

This Prospectus Supplement No. 1, dated October 6, 2025 (“Supplement No. 1”) filed by Tharimmune, Inc. (the “Company”) modified and supplements certain information in the Company’s prospectus, dated September 4, 2025 (as amended and supplemented from time to time, the “Prospectus”) as part of the Company’s Form S-3 Registration Statement declared effective by the Securities and Exchange Commission on September 4, 2025. This Supplement No. 1 is not complete without, and may not be delivered or used except in connection with the Prospectus, including all amendments and supplements thereto. The Prospectus, as amended by this Supplement No. 1, relates to the offer and resell from time to time up by certain selling stockholders of up to 974,241 shares of our common stock, par value $0.0001 per share, issuable upon exercise of common warrants (the “RD Common Warrants”).

In addition, the Prospectus, as amended by this Supplement No. 1, relates to the offer and resell from time to time of up to 1,489,360 shares of our common stock which are comprised of (i) 641,190 shares of our common stock, (ii) 103,490 shares of our common stock issuable upon exercise of the pre-funded warrants, and (iii) 744,680 shares of our common stock issuable upon exercise of common warrants (the “PIPE Common Warrants” and together with the RD Common Warrants, the “Common Warrants”).

On October 1, 2025, we entered into a warrant amendment with the holders of the Common Warrants whereby we agreed to amend the Common Warrants to make them immediately exercisable.

Accordingly, this Supplement No. 1 amends and supplements the Prospectus to reflect an amendment changing the date of initial exercisability of the Common Warrants from January 25, 2026 to immediately.

The information in this Supplement No. 1 modifies and supersedes, in part, the information contained in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement No. 1. We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Our common stock is traded on The Nasdaq Capital Market under the symbol “THAR.” On October 3, 2025, the last reported sale price of our common stock was $2.91 per share.

Investing in the Company’s securities involves risks. Before making any investment in the Company’s securities, you should read and carefully consider risks described in the “Risk Factors” section in the Prospectus and in the Company’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 is October 6, 2025